Exhibit 99


UNION CARBIDE NEWS RELEASE




CONTACT:      Tomm F. Sprick
              (203) 794-6992


            BLACKSTONE CAPITAL PARTNERS ACQUIRES 75% INTEREST
    IN UCAR INTERNATIONAL, OWNED JOINTLY BY UNION CARBIDE, MITSUBISHI

            Union Carbide Retains 25 Percent Equity Ownership
                 In Corporate Partnership With Blackstone

     DANBURY, Conn., Jan. 26 -- Union Carbide Corporation (UCC) and Mitsubishi Corporation of Japan today announced that they have concluded the sale of newly issued common stock representing 75 percent of UCAR International Inc.'s outstanding shares to a new company formed by Blackstone Capital Partners II Merchant Banking Fund L.P.
     UCAR has been a joint venture of UCC and Mitsubishi, which purchased 50 percent interest in UCAR in 1991. UCC received $346.5 million in cash proceeds and retained a 25 percent equity interest in UCAR. The transaction will result in a nonrecurring, material gain for Union Carbide that will be based on a final evaluation of assets and obligations, and will be recorded in the first quarter of 1995. UCC plans to use the cash proceeds for general corporate purposes.
     UCAR redeemed all of the shares owned by Mitsubishi for $406 million in cash.
     UCAR is the largest manufacturer of graphite and carbon electrodes in the world.
     Union Carbide Corporation is a worldwide, basic chemicals company with advanced process technologies and large-scale chemical production facilities. Union Carbide had sales of more than $4.8 billion in 1994.

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